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                                                                       Exhibit 5

                        [CUMMINGS & LOCKWOOD LETTERHEAD]




                                 June 5, 1996

Analysis & Technology, Inc.
Technology Park, Route 2
P.O. Box 220
North Stonington, CT  06359

       Re:     Analysis & Technology, Inc.
               Registration Statement on Form S-8

Dear Sirs:

                    We have acted as counsel for Analysis & Technology, Inc., a Connecticut corporation (the "Corporation"), in connection with its registration statement on Form S-8 being filed on the date hereof (the "Registration Statement") and relating to 50,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), of the Corporation which may be acquired by the Analysis & Technology, Inc. Deferred Compensation Plan (the "Plan") and which may be distributed to participants therein.

                    In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including: (a) the Certificate of Incorporation of the Corporation; (b) the By-laws of the Corporation; (c) the Registration Statement; (d) resolutions of the Board of Directors of the Corporation relating to the approval of the Plan; and (e) the Plan.

                    Based upon the foregoing, we are of the opinion that the Shares will, upon issuance in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable.
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Analysis & Technology, Inc.             -2-                         June 5, 1996


                    The opinion contained herein is qualified as follows. While it is our understanding that the Corporation does not now have any issued but not outstanding shares, the Corporation may use shares of its Common Stock which it may hereafter acquire to satisfy its obligation to deliver shares under the Plan in lieu of issuing new shares. As an opinion with respect to any such treasury shares which might be delivered to satisfy obligations under the Plan would require a review of all issuances of stock by the Corporation from the date of its incorporation, the opinion contained herein is intentionally and specifically limited to those shares which may hereafter be issued by the Corporation for delivery pursuant to the Plan.

                    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                     Very truly yours,




                                                     /s/ Cummings & Lockwood